Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-273302) on Form S-8 of our reports dated February 26, 2026, with respect to the consolidated financial statements of Atlanta Braves Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Atlanta, Georgia
February 26, 2026